Exhibit 99.1

New Jersey Mining Releases President’s Letter to Shareholders

COEUR D'ALENE, Idaho, November 22, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today distributed the following Letter to Shareholders from NJMC President John Swallow:

Dear Fellow Shareholders,

What a difference a year makes – in both our industry and our company. As we stated before, we are firm believers that a great Company can be built during difficult times and 2016 has proven to be a significant year for our Company’s growth. Taking the path less traveled, we chose to focus on the dedication of our team and confidence in the potential of our assets.

After consolidating ownership at the Golden Chest and adding a potential follow-on project at Butte Highlands, the directors and officers of our Company furthered their commitment by foregoing compensation and taking the lead as the largest investor in our forward gold sale in order to advance open-pit development and production.

Today the Company has become an emerging gold producer and is poised to capitalize on its 2016 accomplishments with increased production from the Golden Chest, processing at the New Jersey Mill and advancement of a plan at Butte Highlands. Adding to this foundation are exploration efforts at the Golden Chest which we feel could significantly increase the mine life. The recent discovery of the high-grade Steven’s Vein, continuity of the open-pit ore, and re-alignment of the Idaho Fault have aided in the analysis of prior exploration data and greatly increased our understanding of the project and its upside potential.

Year-to-date 2016 Highlights

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Consolidated 100% ownership in Golden Chest Mine.

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Developed Golden Chest open-pit and underground mine plan.

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Commenced open-pit mining, processing ore at the mill and dewatering at Golden Chest.

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Increased the number of identified ore shoots from three to seven, indicating significant potential to increase mine life and resource at Golden Chest.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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Acquired 50% interest in Butte Highlands Joint Venture as potential follow-on project (an advanced-stage project with approximately $39 million in prior development).

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Optimized and prepared New Jersey Mill for processing Golden Chest ore.

With 2016 almost behind us and the Golden Chest Mine advanced to production, our goals for 2017 are as follows;

Corporate

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Remain mindful of corporate overhead.

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Increase company exposure and seek higher exchange listing.

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Identify follow-on project team members.

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Focus on the Balance Sheet and debt reduction.

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As business plan matures, evaluate possible dividend strategy.

Golden Chest

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Anticipate 8,000 ounces of gold production in 2017.

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Given high-grade Stevens Vein discovery and overall grade continuity, further evaluate open pit layback and Idaho Fault surface expression and re-alignment.

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Continue near-mine exploration and evaluation program – focus on adding ounces/years.

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Ongoing focus on improving cash flows and cost structure at mine and mill.

Butte Highlands

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Further outline the steps/strategy to help move BH closer to production.

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As part of Butte Highlands Economic Feasibility Study, endeavor to implement two-phase plan to aid with metallurgical testing and possibility of permitting on-site mill.

Exploration – Central Idaho

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Evaluate strategy to advance Central Idaho properties with focus on unlocking value and retaining production upside.

By design, every person at New Jersey Mining is either a shareholder or has stock options. We would not be advancing production at the Golden Chest unless we saw considerable upside potential. And we have the same view regarding the potential at Butte Highlands.

Now that our previous ceiling has become the base from which we build, we look forward to 2017 and the opportunities and challenges in front of us. And once again, we appreciate your support.

Sincerely,

John Swallow

President

New Jersey Mining Company

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume later this year.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that complications arise during the dewatering of the underground workings, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, , the risk that oxidization levels remain the same or increase as the pit deepens, the risk that different portions of the mineral deposit respond differently to processing, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814